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                                                                   Exhibit 3.5



                           CERTIFICATE OF FORMATION

                                      OF

                       COPELCO CAPITAL FUNDING LLC 98-1


         1. The name of the limited liability company is Copelco Capital Funding LLC 98-1.

         2. The address of its registered office in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805. The name of its registered agent at such address is The Corporation Service Company.

         3. This Certificate of Formation shall be effective on June 29, 1998.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Copelco Capital Funding LLC 98-1 this 28th day of June, 1998.



                                                     -------------------------
                                                     Authorized Person